KINETICS MUTUAL FUNDS, INC.
FOURTH AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of this 5th day of March, 2007, to the Fund Administration Servicing Agreement, dated as of January 1, 2002, as amended December 15, 2005, June 16, 2006 and December 15, 2006, is entered into by and between Kinetics Mutual Funds, Inc., a Maryland corporation (the “Corporation”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the Corporation and USBFS have entered into a Fund Administration Servicing Agreement, dated as of January 1, 2002, as previously amended (the “Agreement”); and

WHEREAS, the Corporation and USBFS desire to amend the Agreement to add funds; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by the Corporation and USBFS;

NOW, THEREFORE, the Corporation and USBFS agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/Jay Kesslen	By: /s/Michael R. McVoy

Name: Jay Kesslen	Name: Michael R. McVoy

Title: Assistant Secretary	Title: Senior Vice President